Exhibit 10.1

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (“Agreement”) is made as of November 14, 2005 (the “Execution Date”), between FRANKLIN ELECTRONIC PUBLISHERS, INC., having an address of One Franklin Plaza, Burlington, New Jersey 08016 (“Seller”) and BERK-COHEN ASSOCIATES INVESTMENT CO., LLC, having an address c/o Manhattan Management Company, 2657 East 14th Street, Brooklyn, New York 11235 (“Buyer”).

1 Property Sold.

1.1 Subject to the terms and conditions hereinafter set forth Seller agrees to sell and Buyer agrees to buy all of that tract or parcel of land, together with all buildings and other improvements thereon (the “Property”) commonly known as 12-18 Terri Lane, Burlington, New Jersey, and more particularly described on Exhibit “A” attached hereto.

2 Purchase Price and Payment.

2.1 The purchase price (“Purchase Price”) for the Property is Ten Million, Three Hundred Thousand and 00/100 ($10,300,000.00) Dollars. Buyer has deposited the sum of One Hundred Thousand and 00/100 ($100,000.00) Dollars (the “Escrow”) with ABL Title Insurance Agency, L.L.C., 505 Morris Avenue, Suite 202, Springfield NJ 07081 (“Escrow Agent”). Within two (2) business days after the expiration of the Due Diligence Period, the Buyer shall increase the Escrow, and deposit an additional Two Hundred Thousand and 00/100 ($200,000.00) Dollars with Escrow Agent, for a total Escrow of Three Hundred Thousand and 00/100 ($300,000.00) Dollars, which Escrow is thereafter non-refundable to Buyer except in the event of (i) a breach of this Agreement by Seller resulting in the termination of this Agreement; or (ii) timely termination of this Agreement as permitted under Subsection 2.2 below. The Escrow will be held in an interest-bearing trust account and applied to the Purchase Price at Closing, (if any) and/or released to Buyer or Seller in accordance with the terms of this Agreement. All interest earned shall accrue to Buyer and shall be applied against the Purchase Price. Any reasonable charge for holding the Escrow shall be shared by the parties. The balance of the Purchase Price shall be paid at Closing in cash or by certified, official bank or title company check, or electronic transfer of immediately available funds.

2.2 Buyer shall apply to one or more third party institutional lenders for mortgage financing in an amount equal to seventy-five percent of the Purchase Price on or before the date which is five (5) days after the Execution Date. In connection with such application, Buyer shall provide all necessary information and otherwise fully cooperate with the lender. In the event that Buyer has not received a commitment from any such lender to finance such amount on or before the date which is forty-five (45) days after the date hereof (the “Mortgage Date”), Buyer shall have the right, by written notice given no later than the end of the first business day after the Mortgage Date, to cancel this Agreement and, provided Buyer is not then in default hereunder, the Escrow shall be returned to Buyer. In the event Buyer does not provide such written notice canceling this Agreement within the time period provided above, Buyer shall be deemed to have waived the termination right hereunder and the Agreement shall continue in full force and effect. Buyer will pay all required application fees, points and other expenses. Buyer warrants and represents that Buyer has sufficient income to obtain the mortgage described above and that Buyer has no knowledge of any problems with Buyer’ s “credit history” (delinquent payments or non-payments of amounts allegedly due) and has not been through any bankruptcy or similar proceedings. Buyer understands that breach of this warranty shall be considered a breach of this Agreement, entitling Seller to retain the Escrow, regardless of the existence of the mortgage contingency above.

3 Closing.

3.1 Closing of title for the purchase hereunder (“Closing”) shall be held on the date which is thirty (30) days after the Satisfaction Date (as hereinafter defined). Closing shall take place at the offices of Archer & Greiner, a Professional Corporation, One Centennial Square, Haddonfield, New Jersey 08033. Buyer may accelerate the date of Closing by giving Seller notice of such earlier date at least ten (10) business days prior thereto. The Closing shall occur at 10:00 a.m. prevailing time or such other time mutually agreeable to Seller and Buyer. Such time for Closing and all dates for performance hereunder are “of the essence” of this Agreement. Formal tender of a deed to the Property by Seller and of the Purchase Price by Buyer are hereby waived.

4 Title; Costs; Adjustments; Lease.

4.1 Buyer and Seller acknowledge that title to the Property will be transferred to Buyer at Closing. Title given will be legally marketable and insurable at regular rates by any reputable title insurance company selected by Buyer which is authorized to transact business in the State of New Jersey and subject to existing restrictions and easements of record or visible on the ground, ordinances, easements of roads, privileges and rights of public services and utility companies, if any. If title to the Property is not, at Closing, insurable as herein set forth, Buyer shall notify Seller and Seller shall have an additional thirty (30) days to cure such defect. If Seller is unable to cure such defect within such additional period, Buyer may elect, as its sole right and remedy, either (i) to take such title as Seller can convey, with abatement of the Purchase Price only to the extent of monetary liens of a fixed amount, or (ii) to receive on written demand the return of the Escrow and upon such repayment, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder, and all executed counterparts of this Agreement shall be returned to Seller for cancellation.

4.2 Seller shall pay for preparation of the deed and for the realty transfer tax thereon. Buyer shall pay for recording the deed, for all searches, survey, all title company settlement charges and title insurance costs and for all other financing, conveyancing and closing expenses. Each party shall pay its own legal fees.

4.3 All Property taxes, assessments for municipal improvements, lienable water and sewer charges and any other such items which are unpaid and assessed or charged against the Property shall be apportioned between Buyer and Seller as of the Closing date. Any and all roll-back taxes shall be the sole responsibility of Buyer. In the event that any of such items can not be determined at or prior to Closing the parties agree to adjust such items as soon as determinable after Closing, which obligation shall survive Closing.

4.4 The Property shall be conveyed at Closing subject to the lease (the “Lease”) to be executed at Closing between Buyer, as Landlord, and Seller, as Tenant, covering the Property, a copy of which is attached hereto as Exhibit “B”.

5 Buyer’s Due Diligence Period.

5.1 Buyer shall have from the date hereof until the date which is fifteen (15) days after the Execution Date (the “Due Diligence Period”) to satisfy itself as to all matters respecting the Property and the lawful uses to which the same may be put by Buyer, including without limitation the following: conduct a review of title to the Property; conduct a structural and mechanical engineering review of the improvements located at the Property; conduct a non-invasive environmental study; and review the status of all governmental approvals, in accordance with the following terms:

5.1.1 Seller shall provide to Buyer, simultaneously herewith, the documents listed on Exhibit “C”.

5.1.2 In the event Buyer’s inspection discloses any exception or condition unsatisfactory to Buyer in its sole discretion, then Buyer may, solely on or before the expiration of the Due Diligence Period, terminate this Agreement by notice (the “Termination Notice”) to Seller and the Escrow Agent. Buyer’s decision that it is dissatisfied with the Property shall be made in good faith and based solely upon the results of its inspections of the Property. In the event Buyer has not provided the Termination Notice within the time required above, the termination right provided hereunder shall be null and void and of no further force and effect and thereafter the Escrow shall be non-refundable to Buyer (except as provided in Section 2.2 above). In the event Buyer provides the Termination Notice within the time period required above, Buyer shall within thirty (30) days thereafter, restore all portions of the Property disturbed or affected by Buyer’s conducting such review and inspection as required in Article 5.1.3 below (the “Restoration Obligation”). Upon such 30th day (provided Buyer has completed the Restoration Obligation), the Escrow Agent shall refund the Escrow to Buyer and neither party shall have any further rights or obligations hereunder. Failure to give the Termination Notice on or before the expiration of the Due Diligence Period shall constitute a waiver of Buyer’s right to terminate this Agreement pursuant to this Article.

5.1.3 Prior to any entry by Buyer on the Property, Buyer shall give Seller twenty-four (24) hours notice of the date and time of the entry and of the specific inspections to be undertaken. Seller shall have the right to accompany Buyer and each of its representatives during any entry. Prior to any entry, Buyer or its agents or representatives shall each provide Seller with reasonable evidence of adequate liability insurance protecting Seller from the acts of Buyer or its agents on the Property. Buyer’s rights of access hereunder are expressly conditioned upon, Buyer, by its entry onto the Property acknowledging and agreeing that: (A) Buyer shall keep the Property free of any liens or third-party claims resulting therefrom; (B) Buyer shall indemnify Seller against any liability or expense for injuries to or death of persons arising therefrom; (C) if Closing does not occur for any reason (other than a default by Seller in performing its obligations hereunder) Buyer shall restore as nearly as practicable to its condition immediately before such exercise, including, without limitation, in the event Seller approves, in its sole discretion, any invasive testing, filling in any excavations, holes, borings or test pits created during the assessment and following then current regulations and management practice to properly plug and abandon any wells and borings; (D) Buyer shall provide Seller with copies of data or reports developed by Buyer, or its agents or consultants during Buyer’s assessment and Buyer shall be solely responsible for making any notifications, paying any fees and obtaining any permits, licenses or authorizations required under any Federal or state law, regulation or ordinance for activity undertaken pursuant to this agreement; (E) Buyer shall maintain all information, reports, assessments and other data received or developed with respect to the Property in strict confidence and shall not release or reveal same to any third party without Seller’s prior to written consent, unless such release is required by law; and (F) Buyer agrees to defend, indemnify and hold Seller harmless from and against all claims, costs, damages, expenses or liabilities, including reasonable counsel fees, arising out of or in connection with any entry by Buyer or agents pursuant to this Article.

5.2 The date upon which Buyer waives Buyer’s contingency hereunder, or the Due Diligence Period expires without timely written termination by Buyer, shall be the “Satisfaction Date”.

6 Condition of the Property.

6.1 Buyer acknowledges and agrees that neither Seller nor any agent or representatives of Seller have made, and Seller is not liable or responsible for or bound in any manner by any express or implied representations, warranties, covenants, agreements, obligations, guarantees, statements, information or inducements pertaining to the Condition of the Property (as hereinafter defined) or any part thereof. Buyer acknowledges, agrees, represents and warrants that it has had, and/or shall have had, the opportunity and has in fact, and/or shall have in fact, inspected the Property and all matters respecting the Property and is and/or shall be fully cognizant of the Condition of the Property and that it has had, and/or shall have had, access to information and data relating to all of same as Buyer has considered necessary, prudent, appropriate or desirable for the purposes of this transaction and that Buyer and its agents and representatives have, and/or shall have had, independently inspected, examined, analyzed and appraised all of same. Buyer acknowledges that Buyer is and/or will be fully familiar with the Property and Buyer agrees to accept the Property “AS IS”, with all faults, in its current condition, subject to reasonable wear and tear. Buyer shall be responsible at its sole cost and expense to obtain and satisfy all required governmental or regulatory inspection, certificate or other such transfer requirements prior to Closing. As used herein, “Condition of the Property” shall mean the title and physical condition thereof, including all environmental matters, the quantity, character, fitness and quality thereof, merchantability, fitness for particular purpose, the income, expenses or operation thereof, the value and profitability thereof, the uses which can be made thereof, title to the Property (subject, however to Article 4.1), the structural and mechanical condition of the Property, the buildings, structures and improvements situate thereon, the plumbing, heating, electric and ventilating systems (if any) serving the Property and any other matter or thing whatsoever with respect thereto. In addition to, and without limiting the foregoing, Buyer further acknowledges and agrees that the Property is conveyed in its “as is” condition with respect to environmental matters, and Buyer hereby assumes the risk that adverse past, present or future conditions may not be revealed in its inspection or investigation.

7 Items To Be Delivered At Closing.

7.1 By Seller. At Closing, Seller shall deliver to Buyer the following:

7.1.1 Deed. A bargain and sale deed with covenants against grantor’s acts, duly executed and acknowledged by Seller and in proper form for recording and a customary affidavit of title duly executed and acknowledged by Seller.

7.1.2 Section 1445 Certificate. A certificate complying with Article 16.1 hereof.

7.1.3 Lease. An executed counterpart of the Lease.

7.1.4 Physical Possession. Actual physical possession of the Property subject to the Lease.

7.1.5 Other Documents. Any other documents expressly to be delivered by Seller pursuant to any other provisions of this Agreement or reasonably required to accomplish the provisions of this Agreement.

7.2 By Buyer. At Closing, Buyer shall deliver to Seller the following:

7.2.1 Purchase Price. The balance of the Purchase Price.

7.2.2 Lease. An executed counterpart of the Lease.

7.2.3 Other Documents. Any other document expressly to be delivered by Buyer pursuant to any other provisions of this Agreement or reasonably required to accomplish the provisions of this Agreement.

7.3 By Escrow Agent. At Closing, the Escrow Agent shall deliver the Escrow to Seller.

8 Default.

8.1 If Seller defaults hereunder, Buyer shall have the right as its sole remedy to choose to either (a) terminate this Agreement and be returned the Escrow, or (b) seek specific performance of Seller’s obligations hereunder.

8.2 If Buyer defaults under this Agreement, Seller shall be entitled to terminate this Agreement and retain the Escrow as agreed and liquidated damages.

8.3 Notwithstanding the provisions of Articles 8.1 and 8.2, except with respect to any failure of Buyer to attend Closing when required hereunder, no default by either party hereto with regard to any acts required by it shall result in a termination or limitation of any rights of such party hereunder unless and until the other party shall have given written notice to the defaulting party of said default, and the defaulting party shall have failed to cure said default within ten (10) days after the receipt of said notice.

9 Public Improvements.

9.1 Unless the purchase by Buyer hereunder is not consummated, Buyer shall comply, at Buyer’s cost, with all requirements of public authority relating to the Property, imposed after the date hereof.

10 Casualty/Condemnation.

10.1 If at any time prior to Closing any of the improvements located upon the Property is destroyed or damaged as a result of fire or any other casualty (“Casualty”), Seller shall give written notice (“Casualty Notice”) thereof to Buyer. If the Property is the subject of a Casualty, and the cost to repair such Casualty exceeds ten percent (10%) of the Purchase Price, as determined by a contractor selected by Seller and reasonably acceptable to Buyer, Buyer shall have the right, as its sole option; (i) to terminate this Agreement (by written notice to Seller within ten (10) days after Seller’s giving the Casualty Notice and estimate of repair from Seller) and have the Escrow returned; or (ii) if Buyer does not terminate this Agreement (or if the Casualty is less than ten percent (10%) of the Purchase Price) the proceeds of any insurance with respect to the Property paid between the date of this Agreement and Closing (less amounts incurred by Seller in performing necessary repairs to protect the Property) shall be paid to Buyer at the time of Closing, and all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price. Risk of loss shall pass to Buyer at Closing.

10.2 If either: (i) all of the Property; or (ii) a substantial portion of the Property; is taken between the date of this Agreement and the date of Closing by the exercise of the power of eminent domain by any local, state, or federal body, Seller shall notify Buyer (“Condemnation Notice”), and Buyer may choose, by written notice to Seller given within ten (10) days after Seller’s giving the Condemnation Notice, to cancel this Agreement. In the event Buyer does not so cancel this Agreement, Buyer shall complete Closing at the full Purchase Price, in which case Seller shall allow a credit to Buyer at Closing equal to the amount of condemnation proceeds actually paid to Seller prior to Closing and shall assign to Buyer all of Seller’s rights to any unpaid claims in connection with the eminent domain award or compensation. If there is a taking of less than a substantial portion of the Property, the parties shall be obligated to close, and at Closing, Seller shall allow a credit to Buyer equal to the amount of condemnation proceeds actually paid to Seller prior to Closing, and Seller shall assign to Buyer all of Seller’s rights to any unpaid claims in connection with the eminent domain award or compensation.

11 ISRA.

11.1 In the event Seller is required to comply with New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K, et seq. (“ISRA”) in connection with the sale to Buyer hereunder, Seller shall obtain ISRA clearance (in such manner as is determined by Seller in its sole discretion, and at Seller’s sole cost and expense) with respect to such transfer, and if Seller is unable to obtain the ISRA clearance on or prior to the scheduled Closing date under this Agreement, Seller may either extend from time to time the Closing date, or terminate this Agreement, in which event the Escrow Agent shall have the Escrow returned to the Buyer, and upon the return of the Escrow, all rights, duties, liabilities and obligations of the parties hereunder shall end.

12 Brokerage.

12.1 Buyer warrants and represents to Seller that Buyer has not dealt with any broker, agent or other party who might be deemed to be entitled to a commission or finder’s fee in connection with the transactions contemplated under this Agreement, except for Cushman & Wakefield of Pennsylvania, Inc. (collectively, “Broker”), whose total commission or fee as set forth in a separate agreement with Seller, shall be paid by Seller solely upon completion of Closing of title (if any). Buyer will indemnify, defend and hold harmless Seller from and against any claim for a commission or finder’s fee made by any other party by, through or under Buyer, and Seller will indemnify, defend and hold harmless Buyer from and against any claim for a commission or finder’s fee made by any party by, through or under Seller. This Article shall survive the Closing or other termination of this Agreement.

13 Authority.

13.1 To induce each other to enter into this Agreement, (i) Seller hereby represents and warrants to Buyer that it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, and such obligations constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, and that no further consents of any other person, entity, public body or court is required in connection with this Agreement and the performance of all of its obligations hereunder, with the exception of the release of the existing mortgage lien by its lenders, which Seller agrees to pursue with all due diligence and in good faith; and (ii) Buyer hereby represents and warrants to Seller that it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, and such obligations constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, and that no further consents of any other person, entity, public body or court is required in connection with this Agreement and the performance of all of its obligations hereunder.

14 Notices.

14.1 All notices or other communications required under this Agreement shall be in writing and shall be deemed given (i) when delivery by a nationally recognized overnight courier service is received or refused; or (ii) three (3) days after mailing with adequate postage by certified mail, return receipt requested; to the other party at the address set forth hereafter or to such other address as the party to be notified shall have designated to the other party by a notice given in accordance with the provisions of this Article.

14.2 Notice to the parties shall be addressed as follows:

To Seller:	Franklin Electronic Publishers, Inc. One Franklin Plaza Burlington, NJ 08016 Attn: Mr. Arnold Levitt Fax: 609-387-2666 Email: arnold_levitt@franklin.com

with a copy to:	Archer & Greiner A Professional Corporation One Centennial Square Haddonfield, New Jersey 08033 Attn: Henry O. Boenning, Esquire Phone: 856-354-3019 Fax: 856-673-7019 Email: hboenning@archerlaw.com

To Buyer:	Berk-Cohen Associates Investment Co., LLC c/o Manhattan Management Company 2657 East 14th Street Brooklyn, New Jersey 11235 Attn: H. J. Berk Phone: 718-891-8300 Fax: 718-743-4550

with a copy to:	Stephen E. Samnick, Esquire 1129 Bloomfield Avenue West Caldwell, NJ 08006-7188 Phone: 973-575-3580 Fax: 973-575-8703

15 Duties of the Escrow Agent.

15.1 It is agreed that the duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence so long as Escrow Agent has acted in good faith. Buyer and Seller hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in performance of Escrow Agent’s duties hereunder.

15.2 Escrow Agent shall be under no responsibility with respect to the Escrow other than faithfully to follow the instructions herein contained. Escrow Agent shall not be required to defend any legal proceedings which may be instituted against Escrow Agent with respect to these instructions unless requested so to do by Buyer and Seller and indemnified to the satisfaction of Escrow Agent against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind. Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with Escrow Agent and shall be fully protected in acting in accordance with any written instructions given to Escrow Agent hereunder and believed by Escrow Agent to have been signed by the proper parties.

16 Miscellaneous.

16.1 Foreign Persons. Seller warrants that it is not a foreign person as defined under Section 1445 of the Internal Revenue Code. Seller shall deliver at Closing a duly executed Affidavit setting forth such fact.

16.2 Recording. Buyer may not record this Agreement or any memorandum of this Agreement in any state, county or municipal recording office. Any recording of this Agreement or any memorandum of this Agreement by Buyer shall be deemed default of this Agreement by Buyer, and Seller may exercise all rights and remedies provided hereunder, including, without limitation, the right to execute appropriate documentation on behalf of Buyer which may be necessary to remove from record the document recorded.

16.3 Parties Liable. This Agreement is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

16.4 Assignment. Buyer shall not assign this Agreement without the express prior written consent of Seller which may be withheld in Seller’s sole discretion; however, by notice to Seller at least ten (10) days prior to Closing, Buyer may assign this Agreement to a limited liability company or other entity which is owned or controlled by, or under common ownership with, the original Buyer hereunder, or to any trust established by Harvey J. Berk.

16.5 Headings. The headings in this Agreement are used only for convenience in reference; they are not part of this Agreement and do not in any way limit or add to the terms and provisions hereof.

16.6 Litigation. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to actual reasonable attorneys’ fees plus costs of suit from the unsuccessful party.

16.7 Governing Law. This Agreement shall be governed and construed according to the laws of the State of New Jersey.

16.8 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute one agreement.

16.9 Entire Agreement. This Agreement reflects the entire Agreement between Seller and Buyer with respect to the matters set forth herein and supersedes all prior written or oral agreements. This Agreement can be changed only by an agreement in writing signed by both Buyer and Seller.

16.10 Publicity. Buyer agrees that it shall treat this transaction as strictly confidential prior to Closing. Without limiting the foregoing, Buyer will make no public announcement of the transactions contemplated herein, and will not directly or indirectly contact the Property’s vendors or contractors until after Closing occurs.

16.11 Fax Transmission. The facsimile transmission (FAX) of a signed copy of this Agreement or any amendment hereto to the other party followed by faxed acknowledgment of receipt, shall constitute delivery of the signed document. The Seller and Buyer agree to confirm the faxed transmission by mailing or personally delivering a signed copy to the other party.

16.12 Dates. If any day for performance (e.g. closing) under this Agreement is not a business day (defined as all days other than Saturday, Sunday or major New Jersey bank holidays), the date for performance shall be the next immediately following business day.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

WITNESS OR ATTEST:	SELLER:

FRANKLIN ELECTRONIC PUBLISHERS, INC.

/s/ Barbara Anderson	By:	/s/ Arnold Levitt
Assistant Secretary	Name:	Arnold Levitt
	Title:	S.V.P.

WITNESS OR ATTEST:	BUYER:

BERK-COHEN ASSOCIATES INVESTMENT CO., LLC

	By:	/s/ Harvey Berk
Name:
Title